EXHIBIT 16.2

November 16, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the Form 8-K filing for the event that occurred on November 10, 2006, being filed by our former client, Bowlin Travel Centers, Inc. We agree with the statements made in the Form 8-K insofar as they relate to our firm.

We have no basis to agree or disagree with the last two sentences of the first paragraph of Item 4.01 (a) (1) and Item 4.01 (a) (2).

Very truly yours,

/s/ Moss Adams LLP

Moss Adams LLP Albuquerque, New Mexico